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                                   EXHIBIT 7-A


        Set forth below is the name, business address and present occupation of each executive officer and director of the Reporting Person. Except as otherwise noted, the business address of each such person is 1301 Waters Ridge Drive, Lewisville, Texas 75057. Each such person is a United States citizen, with exception of Mr. Scetbon, who is a citizen of France. Directors of the Reporting Person are indicated by an asterisk.

           NAME                             PRESENT OCCUPATION

           *George K. Broady                Chairman and CEO of Ultrak

           Ted Wlazlowski                   Executive Vice President of Ultrak

           Tim D. Torno                     Vice President-Finance of Ultrak

           *Roland Scetbon                  Managing Director
                                            Audio Products- Ultrak Europe

           *Malcolm J. Gudis                Consultant
                                            6101 St. Andrews
                                            Dallas, TX

           *Vince Broady                    General Manager
                                            ZDNet Consumer Group
                                            650 Townsend Street, 4th Floor
                                            San Francisco, CA 94103

           *Charles C. Neal                 President
                                            Chas. A. Neal & Company
                                            P.O. Box 269
                                            Miami, OK 74355-0269

           *Robert F. Sexton                Owner and President
                                            Bakery Associates, Inc.
                                            9400 N. Central Expressway
                                            Dallas, TX 75231